Exhibit 10.2

September 20, 2017

Ms. Sandra M. Broderick

Dear Sandy,

We are happy to offer you the position of EVP, Head of Operations with a date of hire of October 10, 2017 (“Date of Hire”). You will be reporting hierarchically to the Santander Consumer (SC) Chief Executive Officer and functionally to the SHUSA Chief Operations Officer. The compensation and benefit details for your position are as follows:

Base Salary:

Your base salary will be $850,000.00 gross per year, and it will be paid over 26 equal bi-weekly pay periods per year.

Annual Incentive Compensation:

You will be eligible to participate in our annual incentive bonus program, with the first bonus to be awarded for the 2017 performance year. The target amount for your annual incentive bonus potential is $850,000.00. SC will pay any annual incentive bonus in accordance with the Performance Management & Compensation Policy, and the annual amount will be determined by SC based on your achievement of individual objectives and on the performance of SC and its Affiliates. For 2017 performance year only, your incentive payment will be guaranteed at a minimum of $850,000. Any future company provided annual deferral or long-term incentive program participation will be carved out of your annual bonus target. Your position is currently deemed “Identified Staff”, requiring your annual incentive bonus to be paid out in the manner prescribed by applicable regulations and company policy. Currently, the annual incentive bonus will be paid as follows:

•	30% in cash paid immediately;
•	30% in immediately-vested Restricted Stock Units (RSUs);
•	20% in cash to be paid in equal payments on the first, second, and third anniversary of the original bonus payment; and
•	20% in RSUs that vest ratably on the first, second and third anniversaries of the initial bonus.

This bonus is contingent on the approval of the Santander Consumer USA Holdings, Inc.’s Risk Committee and Compensation Committee. The award will also be contingent on your executing applicable award agreements, and such awards will be subject to the terms of those agreements, including, without limitation, the restriction against selling or transferring shares of common stock settled upon the vesting of the RSUs until the one year anniversary of the vesting date.

Sign on Bonus / Buyout:

You will be eligible to receive a “Sign-On Bonus” as compensation for other compensation you forfeit as a result your employment with SC. The Sign-On Bonus must be approved by the Santander Consumer USA Holdings, Inc.’s Compensation Committee.

The Sign-On Bonus will be structured as follows:

•	$400,000 payable to U.S. Bank within two weeks of hire
•	$150,000 payable in cash on the first payroll following first year anniversary
•	$150,000 payable in cash on the first payroll following second year anniversary
o	The Sign-On Bonus will also be subject to the “Additional Signing-On Bonus Conditions” attached hereto.

Relocation and Commuting Benefits:

1.	Household Goods Move: Through our third party vendor, SC will coordinate the packing, shipment and delivery of your household goods from your housing in Minnesota to your preferred location. You will also be eligible to receive sixty days of temporary storage.
2.	SC will provide $12,000 to buy out your existing lease in Minneapolis.
3.	You will be eligible to receive full reimbursement for your Dallas area housing, not to exceed $3,000 per month.
4.	SC will also reimburse you for weekly flights to Dallas; all flights must be booked according to SC’s Travel and Entertainment Policy.
5.	House hunting trip with home finding assistance.
6.	Tax Assistance: SC will provide tax assistance for all items listed above at a rate of 39 percent.

Health and Welfare Benefits:

On your first day you will be eligible to participate in the benefit plan offered to full-time employees which includes but not limited to medical, dental, and vision insurance options, life insurance, short and long-term disability, white-glove service, employee discounts and pre-tax monthly transportation reimbursement.

401K:

You are eligible to enroll in our 401K the your first day of employment and to receive a company match following six (6) months of employment; SC matches 100% up to 6% contributions.

Once we receive the signed offer letter you will be contacted by a member of our Mobility team who will be your primary contact for your onboarding.

Notice Provision and Garden Leave:

Given the strategic importance of the position you are being offered, you hereby acknowledge and agree that SC, its client relationships and/or its business opportunities would likely suffer irreparable harm were you to resign or otherwise end your employment without providing sufficient notice to SC. To avoid such harm, and in exchange for the pay and benefits SC extends to you pursuant to this offer of employment, you agree to provide SC with ninety (90) days prior written notice of your intent to end your employment with SC (the “Notice Period”). During the Notice Period you will be paid your base salary pursuant to SC’s regular payroll practices and will be eligible to continue to participate in the employee benefit plans in which you were enrolled prior to submitting your resignation, with the exception that (i) you will not continue to accrue paid time off during the notice period and (ii) you will not continue to accrue any time or other interest under any bonus plans. You will be expected to perform all duties and tasks assigned to you during the Notice Period, including all assignments related to the transition of your duties and responsibilities, and you will devote all of your working time, labor, skill and energies to the business and affairs of SC.

You agree that during the Notice Period you will continue to owe SC a duty of loyalty and you will remain bound by all fiduciary duties and obligations owed to SC as an employee and executive, as well as abide by all prior non-competition, non-disclosure and non-solicitation agreements you have entered into with SC. As a condition of being hired, you agree by signing below not to compete with SC, or to start employment with or an engagement with a competitor, during the period of time you are employed by SC, including during the Notice Period. You agree that during your employment, including the Notice Period, and regardless of whether your title, position or responsibilities change at any point, you will not directly or indirectly become employed or engaged by (whether as an employee, consultant, proprietor, partner, director or otherwise) another bank, financial institution, or any other competitor of SC.

Upon receipt of your resignation, SC may, in its sole discretion, waive the Notice Period, in which case your employment will be terminated upon receipt of written notice from SC, which SC can invoke at any time during the Notice Period. Under such circumstances, SC will not be obliged to provide you with pay in lieu of notice and, in turn, you will no longer be bound by the specific non-competition restriction outlined in the prior paragraph. Alternatively, the Company may, in its sole discretion, retain you as an employee during the Notice Period and direct you not to report to work; in which case you will be placed on “Garden Leave.”

While on Garden Leave, you will remain bound by all fiduciary obligations owed as an employee and executive, the non-competition restrictions set out in the prior paragraphs, as well as any non-disclosure agreements and non-solicitation agreements between you and SC. For purposes of clarity, while on Garden Leave you will (1) remain an employee of SC; (2) continue to be paid your base salary; and (3) continue to be eligible to participate in the same benefit plans in which you were enrolled prior to submitting your resignation, with the exception that (i) you will not continue to accrue paid time off during the Garden Leave and (ii) you will not continue to accrue any time or other interest under any bonus plans. During the Garden Leave, you must be reasonably available during normal business hours to answer questions and provide advice to the Company.

You agree that because your services are personal and unique and because you will have access to and will be acquainted with SC’s confidential information and/or its customer relationships, to the fullest extent permitted by law, this Notice Provision will be enforceable by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights or remedies that SC may have for breach of this Notice Provision. If you violate the non-competition restrictions contained in this offer, you shall continue to be bound by those restrictions until a period of ninety (90) consecutive days has expired without any violation of such provisions.

Your employment is subject to the covenants and agreements of Exhibit A, which are hereby incorporated by reference as if fully set forth herein. In return for your employment, the compensation described in this letter agreement, SC’s providing you access to its Confidential Information (as defined in Exhibit A), and other consideration, you agree to be bound by the terms, conditions, and covenants of Exhibit A.

This offer is contingent upon successful completion of pre-employment screening, and is valid for a period of five (5) business days. SCUSA considers all information related to associate compensation to be private and confidential. SCUSA is an at-will employer, meaning that either the employee or the Company may terminate the employment relationship at any time at their sole discretion and without cause. Neither this letter nor any other communication by a representative of the management of the Company other than in writing and signed by the CEO can vary this policy or create a contract of permanent employee or employment for a specified period of time.

Upon acceptance of this offer, you will receive a link to login and begin your onboarding experience with SCUSA.

SC considers all information related to associate compensation to be private and confidential.

You will be required to provide the Company with ninety (90) days’ advance written notice of Termination of Service, provided that the Company shall have the right, but not the obligation, to terminate your service immediately without further consideration, or to require you to continue in service in a reduced role as determined by the Company, upon receiving such advance written notice.

Your employment is subject to the covenants and agreements of Exhibit A, which are hereby incorporated by reference as if fully set forth herein. In return for your employment, the compensation described in this letter agreement, SC’s providing you access to its Confidential Information (as defined in Exhibit A), and other consideration, you agree to be bound by the terms, conditions, and covenants of Exhibit A.

SC is an at-will employer, meaning that either the employee or SC may terminate the employment relationship at any time at his or its sole discretion and without cause. Neither this offer letter nor any other communication by a representative of the management of SC other than in writing and signed by the CEO can vary this policy or create a contract of permanent employee or employment for a specified period of time.

Sincerely,

/s/ Lisa VanRoekel

Lisa VanRoekel

Chief Human Resource Officer

Santander Consumer USA

Your signature below represents your acceptance of this offer and that you understand and agree to the above conditions.

/s/ Sandra M. Broderick
Sandra M. Broderick

September 20, 2017
Date

EXHIBIT A

Confidentiality and Restrictive Covenant Agreement

This Confidentiality and Restrictive Covenant Agreement (“Agreement”) is entered into between Santander Consumer USA Inc., Santander Consumer USA Holdings, Inc. (collectively “Santander” or the “Company”), and Sandra M. Broderick (“Employee”). In exchange for the mutual promises and obligations in this Agreement, Santander and Employee agree as follows:

1. NO ALTERATION OF EMPLOYMENT RELATIONSHIP. Nothing in this Agreement is intended to alter the nature of the relationship between Employee and the Company. The terms and conditions of employment for employees that have executed separate, specific employment agreements will continue to be governed by such agreements except to the extent altered herein. Employment for employees that have not signed separate, specific employment agreements remains “at will,” and either the employee or the Company may terminate the employee’s employment at any time, with or without notice, for any or no reason and with or without cause. Nothing in this Agreement shall constitute a promise or contract of employment for any particular duration, for any specified rate of pay, under any specified terms and conditions, or for any specific job function.

2. AGREEMENT TO PROVIDE CONFIDENTIAL INFORMATION. Santander agrees to furnish Employee with Confidential Information related to Santander during Employee’s employment. Employee acknowledges that this Confidential Information is furnished for the purpose of enabling Employee to access and provide service to the Company and its customers. Employee acknowledges and agrees that the Company’s business is to a large extent based upon Confidential Information, and that the Company’s provision of this Confidential Information justifies the restrictions provided for in this Agreement.

For purposes of this Agreement, the term “Confidential Information” shall mean information that Santander owns or possesses, that Santander has developed, that it uses or that is potentially useful in the business of the Company, and/or that the Company treats as proprietary, private, or confidential. Confidential Information includes, but is not limited to, (a) inventions, ideas, processes, formulas, data, lists, programs, internal memos, other works of authorship, know-how, improvements, discoveries, trade secrets, developments, designs, and techniques relating to the business or proposed business of Santander; (b) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customer lists, cost structures, customer needs/preferences, the identity of Santander’s automotive dealer partners, and the terms of the relationship between Santander and the automotive dealerships; and (c) information regarding the skills and capabilities of other employees, consultants, vendors, and contractors for Santander that the Company desires to protect against disclosure or competitive use.

3. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Employee agrees not to, either during or after Employee’s employment, use or disclose such Confidential Information for any reason other than in the performance of Employee’s duties.

Employee’s obligation not to disclose Confidential Information does not apply to information that: (a) is or becomes generally available to the public other than as a result of disclosure by Employee; or (b) Employee is legally required by law, subpoena, or judicial/regulatory process, provided, however, that in the event Employee is legally required to disclose such information, Employee agrees to provide the Company with prompt notice thereof so that the Company may, in the Company’s sole discretion, seek an appropriate protective order.

4. RESTRICTIVE COVENANTS. Employee acknowledges that: (a) during Employee’s employment with Santander, Employee will obtain Confidential Information; (b) the Confidential Information has been developed and created by Santander at substantial expense and the Confidential Information constitutes valuable proprietary assets of the Company; (c) Santander will suffer substantial damage which will be difficult to compute if Employee should solicit or interfere with the Company’s employees, clients, customers, vendors, or suppliers or should divulge Confidential Information relating to the business of the Company; (d) the provisions of this Agreement are reasonable and necessary for the protection of Santander’s business and the Confidential Information; (e) Santander would not have provided Employee with Confidential Information unless Employee agreed to be bound by the terms hereof; and (f) the provisions of this Agreement will not preclude Employee from other gainful employment.

For these reasons, Employee agrees to the following restrictive covenants designed to protect the Confidential Information:

(i)	Non-Competition: Employee shall not, during the Restricted Period, without the prior written consent of Santander, directly or indirectly, on Employee’s behalf or on behalf of or in conjunction with others, as a contractor, agent, shareholder, owner, partner, director, officer, principal, member, employee, or in any other capacity or manner whatsoever, for Employee’s own benefit or for the benefit of any other person or entity, render services or advice to, accept employment with, lend Employee’s name or credit to, work for, participate in the ownership, management, operation, financing, or control of, an entity currently engaged in, or desiring to become engaged in, Competing Activities in the Restricted Area. Notwithstanding the foregoing, nothing in this Agreement restricts Employee from owning less than 1% of any class of securities of such entity as a passive investor, if such securities are listed on a national securities exchange. Employee understands that this provision does not restrict Employee from accepting any employment with any entity that does not engage in Competing Activities.

(ii)	Non-Solicitation: Employee shall not, during the Restricted Period, without the prior written consent of Santander, directly or indirectly, on Employee’s behalf or on behalf of or in conjunction with others, as a contractor, agent, shareholder, owner, partner, director, officer, principal, member, employee, or in any other capacity or manner whatsoever, solicit business from, attempt to transact business with, transact business with, or interfere with the Company’s relationship with any Customer or Prospective Customer, vendor, supplier, or contractor of the Company. This restriction applies only to business that is a Competitive Activity.

(iii)	Anti-Raiding: Employee shall not, during the Restricted Period, without the prior written consent of the Company, directly or indirectly, on Employee’s behalf or on behalf of or in conjunction with others, as a contractor, agent, shareholder, owner, partner, director, officer, principal, member, employee, or in any other capacity or manner whatsoever, directly or indirectly solicit for employment, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is, or within the 12-month period immediately preceding the date of any such activity was, an employee or contractor engaged by the Company.

The term “Restricted Period” means during Employee’s employment with the Company and for a period of twelve (12) months thereafter.

The term “Restricted Area” means the United States.

The term “Competing Activity” means any business activity that involves or is related to providing vehicle finance and/or unsecured consumer lending products.

The term “Customer or Prospective Customer” means any client or customer of the Company, or any person or entity with whom the Company has attempted to do business, within the 24-month period prior to the end of Employee’s employment. This term is limited to those clients, customers, persons, or entities: (1) with whom Employee had contact; or (2) about whom Employee received Confidential Information.

5. REMEDIES. Employee acknowledges and agrees that if Employee breaches any of the provisions of this Agreement, the Company will suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy, and that, in addition to all other remedies that the Company may have, the Company shall be entitled to seek injunctive relief, specific performance, and any other form of equitable relief to remedy a breach or threatened breach of this Agreement and to enforce the provisions of this Agreement. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies that the Company may have at law or in equity. Santander shall further be entitled to attorneys’ fees and costs associated with obtaining any legal or equitable remedies.

If Employee violates the restrictive covenants of this Agreement and the Company brings legal action for injunctive or other relief, then the Company will not be deprived of the benefit of the full Restricted Period as a result of the time involved in obtaining the relief. Accordingly, Employee agrees that the Restricted Period will have duration of the Restricted Period, and the regularly scheduled expiration date of such Restricted Period will be extended by the same amount of time that Employee is determined to have violated such covenant.

It is further agreed that such covenant will be regarded as divisible, and if any part of such covenant is declared invalid, unenforceable, or void as to time, area, or scope of activities, a court with appropriate jurisdiction shall be authorized to rewrite, substitute, and enforce provisions which are valid; and the validity and enforceability of this Agreement as modified will not be affected.

6. EXCLUSIVITY AND DUTY OF LOYALTY TO THE COMPANY’S INTEREST. Employee agrees that, during Employee’s employment with the Company, Employee shall:

(a)	Work for the best interest of the Company and make Employee’s services available only to the Company and not to Employee’s own account or for any other person or entity without the prior written consent of the Company;

(b)	Not engage in any activity which conflicts or interferes with the performance of any of the duties and/or responsibilities assigned to Employee by the Company;

(c)	Promptly disclose to the Company, and not divert, any business opportunities or prospective customers of which Employee becomes aware;

(d)	Promptly disclose any solicitation of any of the Company’s current, former, or prospective customers or employees by any competitor of the Company of which Employee becomes aware;

(e)	Not act to antagonize or oppose the interests of the Company; and

(f)	Not take advantage of any opportunity that Employee’s position may provide to profit beyond the agreed compensation and benefits.

7. OWNERSHIP OF WORK PRODUCT. Employee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information, and all similar or related information (whether or not patentable) that relate to Santander’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Employee (either solely or jointly with others) while engaged or employed by the Company (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company, and Employee hereby assigns, and agrees to assign, all of the above Work Product to the Company. Any copyrightable work prepared in whole or in part by Employee in the course of Employee’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and Santander shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Employee hereby assigns and agrees to assign to Santander all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Employee shall promptly disclose such Work Product and copyrightable work to the Company and perform all actions reasonably requested by the Company (whether during or after the term of Employee’s employment with the Company) to establish and confirm the Company’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

8. RETURN OF MATERIALS. Upon the termination of Employee’s employment for any reason or upon the Company’s request at any time, Employee shall immediately return to Santander all of the Company’s property, including, but not limited to, mobile phone, personal digital assistant (PDA), keys, pass cards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), rolodexes, tapes, laptop computer, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. Employee will not (a) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Employee’s possession, custody, or control or (b) destroy, delete, or alter any property of the Company, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this paragraph shall also apply to any property which belongs to a third party, including, but not limited to, the Company’s customers, licensors, or suppliers.

9. EMPLOYEE REPRESENTATIONS. Employee represents and warrants that: (a) Employee has full right, power, legal capacity and authority to enter into this Agreement; (b) neither the execution and delivery of this Agreement nor the performance of Employee’s duties as an employee of the Company, will breach, violate or (whether immediately or with the lapse of time or the giving of notice or both) constitute an event of default under, or require any consent or the giving of any notice under, any contract or instrument to which Employee is a party or by which Employee may be bound; and (c) Employee has disclosed to the Company all legal obligations, if any, owed to previous employers, and agrees not to improperly use or disclose any confidential information or trade secrets of any previous employers.

10. MISCELLANEOUS.

(a)	Governing Law. This Agreement is made under and shall be construed according to the laws of the State of Texas.

(b)	Construction. The parties understand and agree that, should any portion of any clause or paragraph of this Agreement be deemed too broad to permit enforcement to its fullest extent, or should any portion of any clause or paragraph of this Agreement be deemed unreasonable, then said clause or paragraph shall be reformed and enforced to the maximum extent permitted by law. In the event that such portion of any clause or paragraph is deemed incapable of reform, the offending language shall be severed, and the remaining terms and provisions of this Agreement shall remain unaffected, valid, and enforceable for all purposes.

(c)	Waiver. The waiver by either party of the breach of any of the terms and conditions of, or any right under this Agreement, shall not be deemed to constitute the waiver of any similar right. No such waiver shall be binding or effective unless expressed in writing and signed by the party giving such waiver.

(d)	Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by written amendment, such amendment to become effective on the date stipulated therein. Employee acknowledges and represents that in executing this Agreement, Employee did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns (if any).

I, Sandra M. Broderick, acknowledge that I have carefully read this entire Agreement and understand the nature and extent of the obligations I am assuming hereunder.

/s/ Sandra M. Broderick	September 20, 2017
Sandra M. Broderick	DATE

FOR SANTANDER

/s/ Lisa VanRoekel	September 20, 2017
DATE

Name:	Lisa VanRoekel
Title:	Chief Human Resources Officer

Additional Sign-On Bonus Conditions

I, Sandra M. Broderick (“I,” “Me,” “My”, or “Myself”), hereby acknowledge that, Santander Consumer USA Inc. (“SC”), in connection with my employment offer, will provide to me with a sign-on bonus net of taxes or other withholdings, to be paid as indicated in my offer letter.

I understand that if I voluntarily terminate my employment for any reason or if SC terminates my employment within one year of my effective Date of Hire, I will be responsible for reimbursing SC the full amount that was paid to me.

To the extent permitted by applicable state law, I authorize SC to retain from any and all compensation otherwise payable to Me at the time of termination including, but not limited to, unpaid wages, bonuses, commissions, accrued and unused PTO or other leave to which I am entitled, the amount to which I owe SC. To the extent that the amount owed is greater than this amount, or if no such earnings are owed, I understand that I must remit this amount directly to SC within thirty (30) days.

I understand that if I fail to remit payment in full within the thirty (30) day period, SC has the right to charge interest on the amount owed at the maximum rate allowed by law. I also understand that I will be responsible for any cost, fees or expenses (including attorney fees) incurred by SC related to any and all collection efforts.

Your signature below represents your acceptance of our Sign-On Agreement.

/s/ Sandra M. Broderick	September 20, 2017
Sandra M. Broderick	DATE